Exhibit 21.1

SUBSIDIARIES

Aether Opensky Investments LLC

Aether Capital, L.L.C.

Sinope Corporation

AS Mexico LLC

AS Monterey LLC

NetSearch, LLC

SunPro, Inc.

Cerulean Technology, Inc.